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Exhibit 23

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in the registration statements, numbers 333-35884, 333-87977 and 333-66297 on Form S-3 and numbers 333-89989, 333-94125, 33-72108 and 333-97525 on Form S-8 of Precision Optics Corporation, Inc. of our report dated July 31, 2003, with respect to the consolidated balance sheets of Precision Optics Corporation, Inc. and Subsidiaries, as of June 30, 2003 and 2002 and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 2003, annual report on Form 10-KSB of Precision Optics Corporation, Inc.

                      /s/ KPMG LLP

Boston, Massachusetts
September 24, 2003

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INDEPENDENT AUDITORS' CONSENT